Exhibit 99(a)(1)(A)

OFFER TO PURCHASE FOR CASH BY
PRIORITY INCOME FUND, INC.
SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE EQUAL TO THE COMPANY’S NET ASSET VALUE PER SHARE
AS OF APRIL 19, 2019
THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON
APRIL 22, 2019, UNLESS THE OFFER IS EXTENDED.
To the Stockholders of Priority Income Fund, Inc.:
Priority Income Fund, Inc., an externally managed, non-diversified, closed-end management investment company incorporated in Maryland (the “Company,” “our,” “we,” or “us”), is offering to purchase up to $4,450,202 worth of its issued and outstanding common stock, par value $0.01 per share. The term “Shares” as used herein refers to all of our shares of common stock held by stockholders as of the date of this Offer to Purchase. This amount represents the number of Shares the Company can repurchase with the cash that has been retained by the Company during the quarter ended December 31, 2018 as a result of issuing shares through its distribution reinvestment plan (the “DRIP”) to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. The number of Shares purchased pursuant to this Offer will be based on the net asset value per Share (“NAV per Share”) as of April 19, 2019. For example, at the Company’s NAV per Share of $13.07 as of January 18, 2019, the Company would purchase 340,490 Shares pursuant to this Offer. The number of Shares purchased pursuant to this Offer will be more or less than 340,490 in the event that the NAV per Share is different as of April 19, 2019. During any calendar year, we will limit the number of shares we offer to repurchase to 20% of the weighted average number of shares outstanding during the prior calendar year or 5% in each quarter. The weighted average number of Shares outstanding for the calendar year ended December 31, 2018 was 24,824,101. We will further limit the number of shares we offer to repurchase to the number of shares we can repurchase with the cash that is retained by the Company as a result of issuing shares through the DRIP to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. The purpose of this Offer to Purchase is to provide stockholders with a measure of liquidity, since there is no public market for our Shares. See Section 2 below. The offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is for cash at a price equal to the net asset value per Share (“NAV per Share”) as of April 19, 2019 (the “Purchase Price”). As an example of the Purchase Price, the NAV per Share on January 18, 2019, was $13.07 per Share. The Purchase Price may be higher or lower than this amount. The Offer will expire at 12:00 Midnight, Eastern Time, on April 22, 2019, unless extended.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTIONS 1 AND 3 BELOW.
IMPORTANT INFORMATION
Stockholders who desire to tender their Shares should either: (1) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it and any other documents required by the Letter of Transmittal; or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Stockholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering stockholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Company reserves the absolute right to reject tenders determined not to be in appropriate form.
IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.
NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS (THE “BOARD”) NOR PRIORITY SENIOR SECURED INCOME MANAGEMENT, LLC (THE “ADVISER”) MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD OR THE ADVISER AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH

RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD OR THE ADVISER. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.
Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________________________
The date of this Offer to Purchase is March 14, 2019.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

SUMMARY TERM SHEET
(Section references are to this Offer to Purchase)
This Summary Term Sheet highlights the material information concerning this Offer. For a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.
What is the Offer?

•
We are offering to purchase up to $4,450,202 worth of Shares. This amount represents the number of shares the Company can repurchase with the cash that has been retained by the Company during the quarter ended December 31, 2018 as a result of issuing shares through the DRIP to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. The number of Shares purchased pursuant to this Offer will be based on the NAV per Share as of April 19, 2019. For example, at the Company’s NAV per Share of $13.07 as of January 18, 2019, the Company would purchase 340,490 Shares pursuant to this Offer. The number of Shares purchased pursuant to this Offer will be more or less than 340,490 in the event that the NAV per Share is different as of April 19, 2019. During any calendar year, we will limit the number of Shares that we offer to repurchase to 20% of the weighted average number of shares outstanding during the prior calendar year. We will further limit the number of shares we offer to repurchase to the number of shares we can repurchase with the cash that is retained by the Company as a result of issuing shares through the DRIP to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. The Purchase Price is for cash at a price equal to the NAV per Share as of April 19, 2019. As an example of the Purchase Price, the NAV per Share on January 18, 2019, was $13.07 per Share. The Purchase Price may be higher or lower than this amount.

Why is the Company making the tender offer?

•
The Offer is designed to provide a measure of liquidity to our stockholders since there is no current public market. Pursuant to our prospectus dated October 26, 2018, as amended or supplemented (the “Prospectus”), we indicated that, beginning with the first calendar quarter following the one-year anniversary of the date that we met the minimum offering requirement, and on a quarterly basis thereafter, we intended to offer to repurchase shares on terms as may be determined by the Board. See Section 2 below.

When will the Offer expire, and may the Offer be extended?

•
The Offer will expire at 12:00 Midnight, Eastern Time, on April 22, 2019, unless extended. We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M. eastern time, on the next business day after the Offer otherwise would have expired. See Section 14 below.

What is the most recent NAV per Share?

•	On January 18, 2019, the NAV per Share was $13.07.
Are there conditions to the Offer?

•
Yes. We will limit the number of shares to be repurchased in any calendar year to 20% of the weighted average number of shares outstanding in the prior calendar year, or 5% in each quarter. In addition, we intend to limit the number of shares to be repurchased during any calendar year to the number of shares we can repurchase with the proceeds we receive from the sale of our shares under our distribution reinvestment plan. However, you may request that we repurchase all of the shares of our common stock that you own. To the extent that the number of shares of our common stock submitted to us for repurchase exceeds the number of shares that we are able to purchase, we will repurchase shares on a pro rata basis, subject to “odd lot” priority, from among the requests for repurchase received by us, not on a first-come, first-served basis. Further, we will have no obligation to repurchase shares if the repurchase would violate the restrictions on distributions under federal law or Maryland law, which prohibit distributions that would cause a corporation to fail to meet statutory tests of solvency. The Board has the right to suspend or terminate the share repurchase program to the extent that it determines that it is in our best interest to do so. We will promptly notify our stockholders of any changes to the share repurchase program, including any suspension or termination of it in our periodic or current reports or by means of a separate mailing to you. See Section 3 below for a more complete description of the conditions to the Offer.

How do I tender my Shares?

•
If you own Shares that are registered in your name, you should obtain the Offer, which consists of the Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto. Once you receive these materials, you should read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by us at the address listed on page vi, in proper form, before 12:00 Midnight, Eastern Time, on April 22, 2019 (unless the Offer is extended by us, in which case the new deadline will be as stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Company by 12:00 Midnight, Eastern Time, on April 22, 2019 (or if the Offer is extended, the expiration date as extended). See Section 4 below.

May I tender only a portion of the Shares that I hold?

•
Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer. However, to qualify for the priority in case of proration, an Odd Lot Holder must tender all Shares owned by any such Odd Lot Holder.

Is there any cost to tender?

•
There is no cost charged by us in connection with this Offer. Your broker, dealer, commercial bank, trust company or other nominee may charge you fees according to its individual policies. See the Letter of Transmittal.

May I withdraw my Shares after I have tendered them and, if so, by when?

•
Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by submitting a Notice of Withdrawal to us at the address listed on page 3. In addition, you may withdraw your tendered Shares any time after May 16, 2019 (which is 40 business days after the commencement of the Offer), if they have not been accepted for payment by that date. See Section 5 below.

How do I withdraw tendered Shares?

•
A Notice of Withdrawal of tendered Shares must be timely received by us, which specifies the name of the stockholder who tendered the Shares, the number of Shares being withdrawn and other information. See Section 5 below and the Form of Notice of Withdrawal which accompanies this Offer as Exhibit 99(a)(1)(C).

May I place any conditions on my tender of Shares?

•	No.
Is there a limit on the number of Shares I may tender?

•
No. However, we are limiting the aggregate number of Shares to be repurchased from all stockholders to $4,450,202 worth of Shares (which number represents the number of shares the Company can repurchase with the cash that has been retained by the Company during the quarter ended December 31, 2018 as a result of issuing shares through the DRIP to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash). The number of Shares purchased pursuant to this Offer will be based on the NAV per Share as of April 19, 2019. For example, at the Company’s NAV per Share of $13.07 as of January 18, 2019, the Company would purchase 340,490 Shares pursuant to this Offer. The number of Shares purchased pursuant to this Offer will be more or less than 340,490 in the event that the NAV per Share is different as of April 19, 2019.

What if more than the amount of Shares offered for repurchase are tendered (and not timely withdrawn)?

•
We will purchase duly tendered Shares from tendering stockholders pursuant to the terms and conditions of the Offer on a pro rata basis, subject to “odd lot” priority, in accordance with the number of Shares tendered by each stockholder (and not timely withdrawn). Any shares not purchased during the tender offer period will need to be re-submitted for repurchase in subsequent offers at the subsequent per-share price.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

•
If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares and do not properly withdraw them before the Expiration Date, and you complete the odd lot certification form attached to the Letter of Transmittal, we will purchase all of your Shares without subjecting them to the proration procedure, upon the terms and subject to the conditions of the Offer.

If I decide not to tender, how will the Offer affect the Shares I hold?

•	If you do not tender your shares, your percentage ownership interest in the Company will increase after completion of the Offer. See Section 10 below.
Does the Company have the financial resources to make payment?

•	Yes. See Section 7 below.
If Shares I tender are accepted by the Company, when will payment be made?

•	Payment for properly tendered Shares (not timely withdrawn) will be made promptly following expiration of the Offer. See Section 6 below.
Is my sale of Shares in the Offer a taxable transaction?

•
For most stockholders, yes. We anticipate that U.S. Stockholders, other than those who are tax-exempt, who sell Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date we accept Shares for purchase. See Section 13 below for details, including the nature of the income or loss and the possibility of other tax treatment. Section 13 also discusses the treatment of Non-U.S. Stockholders. Please consult your tax adviser as well.

Is the Company required to complete the Offer and purchase all Shares tendered, assuming the total Shares tendered are less than the total Shares offered?

•	Under most circumstances, yes. There are certain circumstances, however, in which we will not be required to purchase any Shares tendered, as described in Section 3 below.
Is there any reason Shares tendered would not be accepted?

•
We have reserved the right to reject any and all tenders determined by us not to be in appropriate form. For example, tenders will be rejected if the tender does not include original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

•	Properly tendered Shares will be accepted for payment promptly following acceptance by us. See Section 6 below.
What action need I take if I decide not to tender my Shares?

•	None.

v

Does management encourage stockholders to participate in the Offer, and will they participate in the Offer?

•	No. Neither we nor our Board nor the Adviser is making any recommendation to tender or not to tender Shares in the Offer. See Section 9 below.
How do I obtain information?

•
Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to Priority Income Fund, Inc. as follows:

Our website:	http://www.priorityincome.com/

Telephone:	(866) 655-3650

U.S. mail:	Priority Income Fund, Inc. 10 East 40th Street, 42nd Floor New York, New York 10016
If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.
The Letter of Transmittal should be sent to the Company at the following addresses:

Regular Mail Priority Income Fund, Inc. c/o Destra Capital Investments LLC P.O. Box 219768 Kansas City, MO 64121-9768	Overnight Mail Priority Income Fund, Inc. c/o Destra Capital Investments LLC 430 West 7th Street Kansas City, MO 64105-1407

1. Purchase Price; Number of Shares; Expiration Date.
Priority Income Fund, Inc., an externally managed, non-diversified, closed-end management investment company incorporated in Maryland, is offering to purchase up to $4,450,202 worth of Shares. This amount represents the number of Shares the Company can repurchase with the cash that has been retained by the Company during the quarter ended December 31, 2018 as a result of issuing shares through the DRIP to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. The number of Shares purchased pursuant to this Offer will be based on the NAV per Share as of April 19, 2019. For example, at the Company’s NAV per Share of $13.07 as of January 18, 2019, the Company would purchase 340,490 Shares pursuant to this Offer. The number of Shares purchased pursuant to this Offer will be more or less than 340,490 in the event that the NAV per Share is different as of April 19, 2019. During any calendar year, we will limit the number of shares we offer to repurchase to 20% of the weighted average number of Shares outstanding during the prior calendar year or 5% in each quarter. The weighted average number of Shares outstanding for the calendar year ended December 31, 2018 was 24,824,101. We will further limit the number of shares we offer to repurchase to the number of shares we can repurchase with the cash that is retained by the Company as a result of issuing shares through the DRIP to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. The purpose of the Offer is to provide stockholders with a measure of liquidity since there is no public market for our Shares. See Section 2 below. The Purchase Price is for cash at a price equal to the NAV per Share as of April 19, 2019. As an example of the Purchase Price, the NAV per Share on January 18, 2019, was $13.07 per Share. The Purchase Price may be higher or lower than this amount.
If you wish to tender your Shares to be repurchased, you must submit the Letter of Transmittal, which has been mailed to you. If more than the amount of Shares offered for repurchase are duly tendered pursuant to the Offer (and not withdrawn, as provided in Section 5 below), we will repurchase Shares on a pro-rata basis, subject to “odd lot” priority, in accordance with the number of Shares duly tendered by or on behalf of each stockholder (and not so withdrawn). As a result, we may repurchase less than the full amount of Shares that you request to have repurchased.
If the number of Shares submitted to us for repurchase exceeds the number of Shares that we are able to purchase, we will repurchase Shares on a pro rata basis, subject to “odd lot” priority, among the requests for repurchase received by us. The term “odd lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and completes the odd lot certification form attached to the Letter of Transmittal. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares, provided that (a) this priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares, and (b) to qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 4. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal.
As of March 8, 2019, there were 27,024,731 Shares issued and outstanding, and there were 8,986 holders of record of our Shares. Of these Shares, we are offering to repurchase up to $4,450,202 worth of Shares, which would equal 340,490 Shares at the NAV per Share of $13.07 as of January 18, 2019. Certain of the holders of record are brokers, dealers, commercial banks, trust companies and other institutions that hold Shares in nominee name on behalf of multiple beneficial owners.
The Offer will remain open until 12:00 Midnight, Eastern Time, on April 22, 2019 (the “Expiration Date”), unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.
We will publish a notice to all stockholders if we decide to extend, terminate, supplement or amend the terms of the Offer. If the Offer is scheduled to expire within ten (10) business days from the date we notify you of a significant amendment to the Offer, we also will extend the Offer, if necessary, to ensure that the Offer remains open for at least five (5) business days after the date we publish notice of the amendment. To the extent the methodology by which we determine the price at which Shares will be repurchased changes following the date tender offer materials were provided to you, we will extend the Offer by at least ten (10) business days.
A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Eastern Time.
In the judgment of our Board, including the independent directors, the Offer is in the best interests of our stockholders and does not violate applicable law. Under the Maryland General Corporation Law, a Maryland corporation may not make a distribution to stockholders, including pursuant to a repurchase program, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock. In addition, the Maryland General Corporation Law requires that distributions may be made from (a) a corporation’s net earnings for the fiscal year in which the distribution is made, or (b) the sum of the net earnings of the corporation for the preceding eight fiscal quarters.
The Board also considered the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase Shares and under what terms:

•	the effect of such repurchases on our ability to qualify or maintain our qualification as a RIC (including the consequences of any necessary asset sales);

•	the liquidity of our assets (including fees and costs associated with disposing of assets);

•	our investment plans and working capital requirements;

•	the relative economies of scale with respect to our size;

•	our history in repurchasing Shares or portions thereof; and

•	the condition of the securities markets.
The Board has approved this Offer. The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and stockholders should consult with their personal advisers if they have questions about their financial or tax situation. As a result, we are not expressing any opinion as to whether a stockholder should accept or reject this Offer.
2. Purpose of the Offer; Plans or Proposals of the Company.
The purpose of the Offer is to provide a measure of liquidity to our stockholders since there is no public market for the Shares. In our Prospectus, we indicated our intention to periodically repurchase a limited number of Shares at a price equal price equal to the most recently disclosed NAV per Share immediately prior to the date of repurchase, however we have subsequently determined to use a NAV per Share determined immediately prior to the date of repurchase. This intention is a recognition of the fact that our shares are not listed on a national securities exchange and have limited liquidity prior to the occurrence of a “liquidity event,” as defined in the Prospectus to include, among other things, (i) a listing of our shares on a national securities exchange; (ii) a merger or another transaction approved by the Board in which our stockholders will receive cash or shares of a listed company; or (iii) a sale of all or substantially all of our assets either on a complete portfolio basis or individually followed by a liquidation. In the Prospectus, the Company indicated that from time to time, it may offer to repurchase Shares at such times and on such terms as may be determined by the Board in its complete and absolute discretion.
In this regard, in the Prospectus, we undertook to make offers to repurchase Shares beginning with the first quarter following the one-year anniversary of the date we met the minimum offering requirement. In the Prospectus, we stated that these repurchases would be made at such times and on such terms as may be determined by the Board, in its complete and exclusive discretion. Although the decision whether to repurchase Shares is at the Board’s sole discretion, we announced our intention to limit the number of Shares to be repurchased during any calendar year to the number of Shares we can repurchase with the proceeds we receive from the issuance of shares of our Shares under the DRIP. At the discretion of the Board, we may also use cash on hand, cash available from borrowings and cash from the sale of our investments as of the end of the applicable quarter to repurchase shares. In addition, we will limit the number of Shares to be repurchased in any calendar year to no more than 20% of the weighted average number of Shares outstanding in the prior calendar year or 5% in each quarter.
We do not have any present plans or proposals and are not engaged in any negotiations that relate to or would result in: (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (ii) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of accompanying the Offer, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the composition of the Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (v) any other material change in the Company’s corporate structure or business, including any plans or proposals to make any changes in the Company’s investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940, as amended (the “1940 Act”); (vi) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or (vii) any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.
3. Certain Conditions of the Offer.
Shares held of record as of the date of this Offer are eligible to be repurchased pursuant to the Offer. If the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we will repurchase Shares on a pro-rata basis (subject to the exception for Odd Lot Holders who tender all of their Shares). Any shares not purchased during the tender offer will need to be re-submitted for repurchase in subsequent offers at the subsequent per-share price.
Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer or otherwise materially adversely affects the Company, (ii) declaration of a banking moratorium by Federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country which is material to the Company, (iii) limitation that affects the Company or the issuers of its portfolio securities imposed by Federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company, (v) the Company shall have determined that consummation of the tender offer and the purchase of shares will cause the shares to cease to be held of record by less than 300 persons or otherwise cause the shares to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (vi) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Company or its stockholders if Shares tendered pursuant to the Offer were purchased.
The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in its reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding.
We reserve the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14 below.
4. Procedures for Tendering Shares.
Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal to us at:

Regular Mail Priority Income Fund, Inc. c/o Destra Capital Investments LLC P.O. Box 219768 Kansas City, MO 64121-9768	Overnight Mail Priority Income Fund, Inc. c/o Destra Capital Investments LLC 430 West 7th Street Kansas City, MO 64105-1407
The Letter of Transmittal must be received by us at one of the addresses above before the Expiration Date.
a. Proper Tender of Shares and Method of Delivery.
For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at one of the addresses listed above before 12:00 Midnight, Eastern Time, on the Expiration Date. These materials may be sent via mail, courier or personal delivery. Stockholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf. Odd Lot Holders who tender all of their Shares must also complete the odd lot certification form attached to the Letter of Transmittal to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.
THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED.
Stockholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.
b. Determination of Validity.
All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or stockholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction.
NEITHER THE COMPANY, NOR THE BOARD, NOR THE ADVISER NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.
c. United States Federal Income Tax Withholding.
To prevent the imposition of U.S. federal backup withholding tax equal to 28% of the gross payments made pursuant to the Offer, prior to receiving such payments, each stockholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Stockholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable form (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. See Section 13 below.
For this purpose, a “U.S. Stockholder” is, in general, a stockholder that is (i) an individual who, for U.S. federal income tax purposes, is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of the source of such income or (iv) a trust (A) subject to the control of one or more U.S. persons and the primary supervision of a court in the United States, or (B) that existed on August 20, 1996 and has made a valid election (under applicable U.S. Treasury regulations) to be treated as a domestic trust. A “Non-U.S. Stockholder” is any stockholder other than a U.S. Stockholder.
5. Withdrawal Rights.
At any time prior to 12:00 Midnight, Eastern Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time after May 16, 2019 (which is forty (40) business days after the commencement of the Offer), any stockholder may withdraw any amount of the Shares that the stockholder has tendered. To be effective, a written notice of withdrawal of Shares tendered must be timely received by us via mail, courier or personal delivery at one of the addresses listed in Section 4. Any notice of withdrawal must be substantially in the form attached hereto as Exhibit 99(a)(1)(C) and specify the name(s) of the person having tendered the Shares to be withdrawn and the number of Shares to be withdrawn.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 12:00 Midnight, Eastern Time, on the Expiration Date.
6. Payment for Shares.
Properly tendered Shares will be accepted for payment promptly following acceptance by us. Our acceptance of your Shares will form a binding agreement between you and the Company on the terms and subject to the conditions of this Offer. You will not receive interest on the Purchase Price under any circumstances.
In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (i) a Letter of Transmittal properly completed and bearing original signature(s) and any required signature guarantee(s) and (ii) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by a broker, dealer or other institution for processing the tender requested. We will pay any transfer taxes payable on the transfer of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. We may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.
Any tendering stockholder or other payee who has not previously submitted a correct, completed and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or other appropriate form, as necessary, and who fails to complete fully and sign either the Substitute Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI) and provide such properly completed form to us may be subject to federal backup withholding tax of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. See Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Stockholders.
7. Source and Amount of Funds.
As discussed in Section 1, we are limiting the aggregate value of the Shares to be repurchased to $4,450,202, which represents the number of shares the Company can repurchase with the cash that has been retained by the Company during the quarter ended December 31, 2018 as a result of issuing shares through the DRIP to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. The number of Shares purchased pursuant to this Offer will be based on the NAV per Share as of April 19, 2019. For example, at the Company’s NAV per Share of $13.07 as of January 18, 2019, the Company would purchase 340,490 Shares pursuant to this Offer. The number of Shares purchased pursuant to this Offer will be more or less than 340,490 in the event that the NAV per Share is different as of April 19, 2019. During any calendar year, we will limit the number of shares we repurchase to 20% of the weighted average number of shares outstanding during the prior calendar year. We will further limit the number of shares we offer to repurchase to the number of shares we can repurchase with the cash that is retained by the Company as a result of issuing shares through the DRIP to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. The actual number of Shares that will be repurchased and, therefore, our total cost of purchasing Shares pursuant to the Offer, is not determinable at this time. We will use cash on hand to fund the purchase of Shares validly tendered and not withdrawn in the Offer.
8. Financial Statements.
Financial statements have not been included since the consideration offered to stockholders consists solely of cash; the Offer is not subject to any financing condition; and the Company is a public reporting company under Section 13(a) of the Exchange Act, and files its reports electronically on the EDGAR system.
Information about the Company and reports filed with the SEC can be viewed and copied at the SEC’s Public Reference Room in Washington, DC. Information about the Reference Room’s operations may be obtained by calling the SEC at (800) SEC-0330. Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549.

9. Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.
As of March 8, 2019, we are not aware of any persons that are beneficial owners of 5% or more of our outstanding Shares, as determined in accordance with Rule 13d-3 under the Exchange Act.
The directors and executive officers of the Company and the aggregate number and percentage of the shares held by each of them beneficially are set forth in the table below.
The following table sets forth information regarding the beneficial ownership of our Shares as of March 8, 2019, in each case including Shares which may be acquired by such persons within 60 days, by:
•each of our officers and directors; and
•all of our directors and executive officers as a group.
Unless otherwise specified, the address of each beneficial owner is 10 East 40th Street, 42nd Floor, New York, New York 10016.

Name	Number of Shares	Percentage(1)
Interested Directors:
M. Grier Eliasek	—	—
Frank Muller	—	—
Independent Directors:
Andrew C. Cooper	—	—
William J. Gremp	—	—
Eugene S. Stark	—	—
Executive Officers:
Michael D. Cohen	9,345	*
Kristin Van Dask	—	—
All officers and members of the Board of Directors as a group (persons)	9,345	*
__________________________________________
*     Less than 1%.
(1) Based on a total of 27,024,731 Shares outstanding on March 8, 2019.
(2) Priority Senior Secured Income Management, LLC is owned 50% by Prospect Capital Management and 50% by Stratera Holdings.

During the 60 days prior to March 8, 2019, the Company has issued an aggregate of approximately 0.71 million Shares, including DRIP Shares, for net proceeds of approximately $7.8 million, in closings that occurred on January 11, 2019, January 18, 2019, January 25, 2019, February 1, 2019, February 8, 2019, February 15, 2019, February 22, 2019, March 1, 2019 and March 8, 2019. Except for shares issued under our DRIP, and based upon our records and upon information provided to us, there have not been any other transactions in Shares that were effected during such period by any of our directors or executive officers, any person controlling the Company, any director or executive officer of any corporation or other person ultimately in control of the Company, any associate or minority-owned subsidiary of the Company or any executive officer or director of any subsidiary of the Company. Except as set forth in this Offer, neither we nor, to the best of our knowledge, any of the above mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

10. Certain Effects of the Offer.
The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company of stockholders who do not tender Shares. All stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding Shares and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued shares.
11. Certain Information about the Company.
We are an externally managed, non-diversified, closed-end management investment company that has registered as an investment company under the 1940 Act. We are managed by Priority Senior Secured Income Management, LLC, a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which oversees the management of our activities and is responsible for making investment decisions for our portfolio. We have elected to be treated for U.S. federal income tax purposes as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).
Our investment objective is to generate current income and, as a secondary objective, long-term capital appreciation. We expect to seek to achieve our investment objective by investing, under normal circumstances, at least 80% of our total assets, or net assets plus borrowings, in senior secured loans made to companies whose debt is rated below investment grade or, in limited circumstances, unrated, which we collectively refer to as “Senior Secured Loans,” with an emphasis on current income. These investments, which are often referred to as “junk” or “high yield,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and illiquid. Our investments may take the form of the purchase of Senior Secured Loans (either in the primary or secondary markets) or through investments in entities that in turn own a pool of Senior Secured Loans. This investment objective may be changed by the Board of Directors if we provide our stockholders with at least 60 days prior notice. We may invest in Senior Secured Loans directly or any security issued by a type of pool of Senior Secured Loans known as a Collateralized Loan Obligation (“CLO”) to implement our investment objective but have invested primarily in the equity and junior debt tranches of CLOs. We refer to such investments, together with direct investments in Senior Secured Loans, collectively as “Target Securities.” Structurally, CLOs are entities that are formed to manage a portfolio of Senior Secured Loans. The Senior Secured Loans within a CLO are limited to Senior Secured Loans which meet specified credit and diversity criteria and are subject to concentration limitations in order to create an investment portfolio that is broadly assorted across different Senior Secured Loans, borrowers, and industries, with limitations on non-U.S. borrowers. The typical underlying borrowers for Senior Secured Loans are U.S.-based privately-held and publicly-held companies across a wide range of industries and sectors.
Our principal office is located at 10 East 40th Street, 42nd Floor, New York, New York 10016 and our telephone number is (212) 448-0702.
12. Additional Information.
Information concerning our business, including our background, strategy, business, investment portfolio, competition, and personnel, as well as our financial information, is included in:

•	our Prospectus, as filed with the SEC on October 29, 2018, and as supplemented and amended, pursuant to Rule 497 promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

•	our Annual Report on Form N-CSR for the year ended June 30, 2018, as filed with the SEC on August 29, 2018;

•	our Semi-Annual Report on Form N-CSRS for the period ended December 31, 2018, as filed with the SEC on February 28, 2019;

•	our Issuer Tender Offer Statement on Schedule TO as filed with the SEC on March 14, 2019; and

•	our Definitive Proxy Statement on Schedule 14A as filed with the SEC on September 18, 2018.
Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer and the Expiration Date of this Offer. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.
13. Certain United States Federal Income Tax Consequences.
The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Code, applicable U.S. Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, each as in effect as of the date of this Offer to Purchase and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. This summary addresses only Shares held as capital assets and does not address certain tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, holders who hold the Shares as part of a hedge or straddle, and financial institutions. This summary does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances. In addition, this summary does not address (a) any state, local or foreign tax considerations that may be relevant to a stockholder’s decision to tender Shares pursuant to the Offer; or (b) any tax consequences to partnerships or entities classified as partnerships for U.S. federal tax purposes (or their partners or members) tendering Shares pursuant to the Offer. Stockholders should consult their own tax advisers regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state and local or foreign tax laws. See Section 4.c. “Procedures for Tendering Shares — United States Federal Income Tax Withholding” above.
a. U.S. Stockholders.
The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash: (a) results in a “complete termination” of the stockholder’s interest in the Company, (b) is “substantially disproportionate” with respect to the stockholder or (c) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Although it is generally anticipated that most stockholders who tender shares would satisfy one of these three tests for “sale or exchange” treatment, stockholders should consult their own tax advisers to determine if any of these tests would be satisfied in light of their own unique circumstances. If any of these three tests for “sale or exchange” treatment is met, a stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the adjusted tax basis of the Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum long-term capital gains rate applicable to non-corporate stockholders is generally 20%. The ability to deduct capital losses is limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a stockholder acquires substantially identical Shares within 30 days before or after the date the Shares are purchased by the Company pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the stockholder (or amounts credited to the stockholder as undistributed capital gains) with respect to such Shares.
If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a stockholder who sells Shares pursuant to the Offer will be taxable to the stockholder as a “dividend” to the extent of such Stockholder’s allocable share of the Company’s current or accumulated earnings and profits. The excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the Stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the Stockholder’s adjusted tax basis in such case will be treated as gain from a “sale or exchange” of such Shares taxable as discussed in the preceding paragraph. If the amounts received by a tendering Stockholder are treated as a “dividend,” the adjusted tax basis in the Shares tendered to the Company will be transferred to any remaining Shares held by such stockholder.
In addition, if a tender of Shares is treated as a “dividend” to a tendering stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a stockholder whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Stockholders are urged to consult their own tax advisers regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.
Individuals with modified adjusted gross incomes in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses).
The Company (or the applicable withholding agent) may be required to withhold backup withholding from the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer unless either: (a) the U.S. Stockholder has completed and submitted to the Company a Form W-9 (or Substitute Form W-9), providing the U.S. Stockholder’s employer identification number or social security number as applicable, and certifying under penalties of perjury that: (1) such number is correct; (2) either (i) the U.S. Stockholder is exempt from backup withholding, (ii) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Stockholders.
b. Non-U.S. Stockholders.
The U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Shares pursuant to the Offer depends on whether this transaction is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. Stockholder (and if an income tax treaty applies, on whether the Non-U.S. Stockholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Company, as discussed above for U.S. Stockholders. If the sale of Shares pursuant to the Offer is not so effectively connected (or, if an income tax treaty applies, the Non-U.S. Stockholder does not maintain a U.S. permanent establishment) and if, as anticipated for U.S. Stockholders, it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, Non-U.S. Stockholders are deemed, for the reasons described above in respect of U.S. Stockholders, to receive a dividend distribution from the Company with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (or, if an income tax treaty applies, the Non-U.S. Stockholder does not maintain a U.S. permanent establishment). The amount of the dividend subject to withholding tax generally would not include any portion of such dividend properly reported as a capital gain dividend. In addition, the amount of the dividend subject to withholding tax generally would not include any portion of such dividend properly reported as an interest-related dividend or short-term capital gain dividend. Non-U.S. Stockholders subject to dividend treatment with respect to the tender should contact their own tax advisors to discuss the consequence and status of this provision.
If the amount realized on the tender of Shares by a Non-U.S. Stockholder is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Stockholder (and, if an income tax treaty applies, the Non-U.S. Stockholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner discussed above as if the Shares involved were tendered by a U.S. Stockholder.
Any dividends received by a corporate Non-U.S. Stockholder that are effectively connected with a U.S. trade or business in which the corporate stockholder is engaged (and if an income tax treaty applies, are attributable to a U.S. permanent establishment maintained by the corporate Non-U.S. Stockholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.
Non-U.S. Stockholders should provide the Company with a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or other applicable form in order to avoid backup withholding on the cash they receive from the Company regardless of how they are taxed with respect to their tender of the Shares involved.

Legislation commonly referred to as “FATCA” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions that either fail to enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or reside in a jurisdiction that has not entered into an intergovernmental agreement with the IRS to provide such information. The types of income subject to the tax include U.S. source interest and dividends and the gross proceeds from the sale of any property that could produce U.S.-source interest or dividends paid after December 31, 2018. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on payments to foreign entities that are not financial institutions unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a Non-U.S. Holder and the status of the intermediaries through which they hold their shares, Non-U.S. Holders could be subject to this 30% withholding tax with respect to distributions on their shares and proceeds from the sale of their shares.
If a tendering Non-U.S. Stockholder is subject to withholding under FATCA and is also subject to either backup withholding or U.S. nonresident withholding at source, the Company will withhold only under FATCA (subject to an ability by the Company to elect to backup withhold in certain circumstances). Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.
The tax discussion set forth above is included for general information only. Each Stockholder is urged to consult such Stockholder’s own tax adviser to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.
14. Amendments; Extension of Tender Period; Termination.
We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).
We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.
15. Forward Looking Statements; Miscellaneous.
This Offer may include forward-looking statements. The forward-looking statements contained in this Offer may include statements as to:

•
the impact of an economic downturn on the ability of the issuer of a senior secured loan to continue to operate, which could lead to the loss of some or all of our investment in such senior secured loan or collateralized loan obligation investment;

•	the impact of interest rate volatility on our results, particularly if we elect to use leverage as part of our investment strategy;

•	our future operating results;

•	our business prospects and the prospects of the companies in which we may invest;

•	our expected financings and investments;

•	the ability of our portfolio companies to achieve their objectives;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the securities in which we invest;

•	our repurchase of Shares;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	our ability to source favorable investments;

•	our use of financial leverage;

•	our tax status;

•	the timing and amount of interest distributions and dividends from the investments we make; and

•	the risks, uncertainties and other factors we identify in the Offer and in our filings with the SEC.
In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Offer involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in the “Risk Factors” section of our prospectus, dated October 26, 2018, as amended or supplemented. Other factors that could cause actual results to differ materially include:

•	changes in the economy;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; and

•	future changes in laws or regulations and conditions in our operating areas.
We have based the forward-looking statements included in this Offer to Purchase on information available to us on the date of this Offer to Purchase, and we assume no obligation to update any such forward-looking statements. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC. The forward-looking statements and projections contained in this Offer to Purchase are excluded from the safe harbor protection provided by Section 27A of the Securities Act.
The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

March 14, 2019	PRIORITY INCOME FUND, INC.